SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No.1 and Restatement)*



                                  VidaMed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0009265301
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 2 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III")
                     Tax ID Number:    94-3150283
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       663,021  shares,  except  that WLPJ
              SHARES                         Partners,  the  general  partner of
            BENEFICIALLY                     MDV III, and Mohr, Davidow,  Feiber
      OWNED BY EACH REPORTING                and    Schoendorf,    the   general
              PERSON                         partners of WLPJ  Partners,  may be
               WITH                          deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             663,021  shares,  except  that WLPJ
                                             Partners,  the  general  partner of
                                             MDV III, and Mohr, Davidow,  Feiber
                                             and    Schoendorf,    the   general
                                             partners of WLPJ  Partners,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           663,021
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 3 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WLPJ Partners, A California Limited Partnership ("WLPJ")
                     Tax ID Number:    94-3150282
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
              NUMBER OF                      663,021  shares,  of which  all are
               SHARES                        directly  owned by MDV III. WLPJ is
            BENEFICIALLY                     the general  partner of MDV III and
      OWNED BY EACH REPORTING                may be deemed to have shared  power
               PERSON                        to vote these shares.
                WITH                --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             663,021  shares,  of which  all are
                                             directly  owned by MDV III. WLPJ is
                                             the general  partner of MDV III and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           663,021
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 4 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       11,112  shares,  issuable  upon the
               SHARES                        exercise of a stock option.
            BENEFICIALLY            --------------------------------------------
      OWNED BY EACH REPORTING       6        SHARED VOTING POWER
               PERSON                        690,801  shares,  of which  663,021
                WITH                         are  directly  owned by MDV III and
                                             27,780  of  which  are  held by the
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             11,112  shares,  issuable  upon the
                                             exercise of a stock option.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             690,801  shares,  of which  663,021
                                             are  directly  owned by MDV III and
                                             27,780  of  which  are  held by the
                                             Lawrence G. Mohr,  Jr. and Nancy H.
                                             Mohr,  Trustees  of the Mohr Family
                                             Trust U/D/T  Dated  August 5, 1985.
                                             Mohr is a general  partner of WLPJ,
                                             the general partner of MDV III, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           701,913
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.44%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 5 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares.
              SHARES                --------------------------------------------
            BENEFICIALLY            6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                663,021  shares,  of which  all are
              PERSON                         directly owned by MDV III.  Davidow
               WITH                          is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             663,021  shares,  of which  all are
                                             directly owned by MDV III.  Davidow
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           663,021
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 6 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares.
              SHARES                --------------------------------------------
            BENEFICIALLY            6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                663,021  shares,  of which  all are
              PERSON                         directly  owned by MDV III.  Feiber
               WITH                          is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             663,021  shares,  of which  all are
                                             directly  owned by MDV III.  Feiber
                                             is a general  partner of WLPJ,  the
                                             general partner of MDV III, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           663,021
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                  --------------------------------
CUSIP NO. 0009265301                  13 G           Page 7 of 13 Pages
------------------------------                  --------------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Nancy J. Schoendorf ("Schoendorf")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       0 shares.
              SHARES                --------------------------------------------
            BENEFICIALLY            6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                663,021  shares,  of which  all are
              PERSON                         directly    owned   by   MDV   III.
               WITH                          Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             663,021  shares,  of which  all are
                                             directly    owned   by   MDV   III.
                                             Schoendorf is a general  partner of
                                             WLPJ,  the  general  partner of MDV
                                             III,  and  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            663,021
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.08%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Mohr, Davidow Ventures III, WLPJ Partners, Lawrence G. Mohr, Jr., William H. Davidow, Jonathan D. Feiber and Nancy J. Schoendorf (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  VidaMed, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1380 Willow Road, Suite 101
                  Menlo Park, CA  94025
                  (415) 328-8781

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Mohr Davidow Ventures III, A California Limited Partnership ("MDV III"), WLPJ Partners, A California Limited Partnership ("WLPJ"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber") and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WLPJ is the general partner of MDV III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV III. Mohr, Davidow, Feiber and Schoendorf are the general partners of WLPJ, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV III.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr Davidow Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 240
                  Menlo Park, CA  94025


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  MDV III and WLPJ are California limited partnerships and Mohr, Davidow, Feiber and Schoendorf are United States citizens.

                                                              Page 9 of 13 Pages



ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 0009265301

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)      Number  of shares  as to which  such  person
                                    --------------------------------------------
                                    has:
                                    ----


                                       (i)  Sole  power to vote or to direct the
                                            ------------------------------------
                                            vote:
                                            -----

                                            See Row 5 of  cover  page  for  each
                                            Reporting Person.

                                       (ii) Shared  power  to vote or to  direct
                                            ------------------------------------
                                            the vote:
                                            ---------

                                            See Row 6 of  cover  page  for  each
                                            Reporting Person.

                                       (iii)Sole  power to  dispose or to direct
                                            ------------------------------------
                                            the disposition of:
                                            -------------------

                                            See Row 7 of  cover  page  for  each
                                            Reporting Person.

                                       (iv) Shared power to dispose or to direct
                                            ------------------------------------
                                            the disposition of:
                                            -------------------

                                            See Row 8 of  cover  page  for  each
                                            Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                           Under certain  circumstances set forth in the limited
                  partnership agreements of MDV III and WLPJ, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                               /s/ Lawrence G. Mohr, Jr.
                               -------------------------------------------------
                               Lawrence G. Mohr, Jr., individually and on
                               behalf of MDV III in his capacity as a
                               general partner of WLPJ, the general partner of MDV III, and on behalf of WLPJ in his capacity as a general partner thereof.



                               /s/ William H. Davidow
                               -------------------------------------------------
                               William H. Davidow



                               /s/ Jonathan D. Feiber
                               -------------------------------------------------
                               Jonathan D. Feiber



                               /s/ Nancy J. Schoendorf
                               -------------------------------------------------
                               Nancy J. Schoendorf

                                                             Page 12 of 13 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                13

                                                             Page 13 of 13 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of VidaMed, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 1996

                               /s/ Lawrence G. Mohr, Jr.
                               -------------------------------------------------
                               Lawrence G. Mohr, Jr., individually and on
                               behalf of MDV III in his capacity as a
                               general partner of WLPJ, the general partner of MDV III, and on behalf of WLPJ in his capacity as a general partner thereof.



                               /s/ William H. Davidow
                               -------------------------------------------------
                               William H. Davidow



                               /s/ Jonathan D. Feiber
                               -------------------------------------------------
                               Jonathan D. Feiber



                               /s/ Nancy J. Schoendorf
                               -------------------------------------------------
                               Nancy J. Schoendorf